Exhibit 99.1

American States Water Company Announces Higher Operating Expenses and Lower Sales for the Fourth Quarter of 2007 and Approval by CPUC of 2008 Rate Increases

SAN DIMAS, Calif.--(BUSINESS WIRE)--American States Water Company (NYSE:AWR) announced that it expects higher operating expenses and lower water sales for the fourth quarter 2007 as compared to the fourth quarter 2006.

Previously, AWR announced in a press release that on November 16, 2007, the California Public Utilities Commission (“CPUC”) approved General Rate Case increases for the Region II service area of its Golden State Water Company (“GSWC”) unit and to recover general office expenses at the corporate headquarters of GSWC and that the rate increases were retroactive to January 1, 2007. The recording of this retroactive rate increase for the nine months ended September 30, 2007 positively impacted fourth quarter 2007 earnings by approximately $0.11 per share. Despite the benefit of this one-time item, management expects earnings per share, excluding the impact of unrealized gains and losses on purchased power contracts, for the fourth quarter 2007 to be modestly lower than the earnings per share recorded on the same basis for the fourth quarter 2006, due to higher operating expenses and lower water sales. Diluted earnings per share for the fourth quarter of 2006 were reported at $0.30 per share. Diluted earnings per share for the fourth quarter of 2006 were $0.34 per share, excluding the effect of a $0.04 per share unrealized loss on purchased power contracts.

GSWC’s billed water sales for the fourth quarter of 2007 decreased by approximately 5% compared to the same period of 2006 due to weather changes and increased conservation efforts. Differences in temperature and rainfall in GSWC’s service areas impact sales of water to customers, causing fluctuations in GSWC’s revenues and earnings between comparable periods. With supply variability and the general scarcity and value of water supplies available in the Western U.S., GSWC has been promoting active conservation by all customer classes and, as a result, has been experiencing decreased water usage. Decreases in water sales offset authorized increases in revenues. The Company and other CPUC-regulated water companies have approached the CPUC on the matter of reduced sales, in an effort to de-couple sales volume from the revenue required to produce a fair return on the Company’s investment. The CPUC has issued an Order Instituting Investigation (“OII”) into the matter and has conducted formal hearings which will result in its issuing a Proposed Decision during the first half of 2008. The Company cannot predict the outcome of the CPUC’s OII hearing process.

The Company is still finalizing its financial statements for the fourth quarter of 2007 and its independent registered public accounting firm is still completing its audit. Fourth quarter 2007 reported earnings could be impacted as a result of these reviews. The Company plans to release earnings before market on March 13, 2008 followed by an earnings conference call at 11:00 a.m. Pacific Time that same day.

The Company also announced that the CPUC approved rate increases for the Region I water service area of its GSWC unit. The authorized rate increases will provide GSWC additional annual revenues of approximately $6.4 million in 2008 based on an authorized return on equity of 10.2%. The new rates are retroactive to January 1, 2008.

Additionally, the CPUC approved rate increases for Region II and Region III customer service areas effective January 1, 2008. The authorized rate increases will provide GSWC additional annual revenues of approximately $3.6 million for Region II representing the second year of a three-year rate case increase approved by the CPUC in 2007. The increase of approximately $3.0 million for Region III is the third year of a three-year rate increase approved in 2006. The combined rate increases for Regions I, II and III are designed to generate approximately $13.0 million annually, based upon normalized sales levels approved by the CPUC.

Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 255,000 customers) and to over 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, Inc., the Company contracts with the U.S. Government and private entities to provide various services, including water marketing and operation and maintenance of water and wastewater systems at a number of U.S. military bases throughout the country.

CONTACT:
American States Water Company
Robert J. Sprowls
Executive Vice President, Chief Financial Officer,
Corporate Secretary and Treasurer
(909) 394-3600, extension 647